Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LAIRD SUPERFOOD, INC.

As Amended August 19, 2020

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Laird Superfood, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.    That the name of this corporation is Laird Superfood, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on July 3, 2018 under the name Laird Superfood, Inc. (the “Original Certificate of Incorporation”).

2.    That this corporation duly amended and restated the Original Certificate of Incorporation on November 19, 2018 (the “First Amended and Restated Certificate of Incorporation”).

3.    That the Board of Directors of the Corporation duly adopted resolutions proposing to amend and restate the First Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the First Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Laird Superfood, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street – Corporation Trust Center, Wilmington, Delaware 19801, in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 9,600,000 shares of Common Stock, $0.001 par value per share (“Common Stock”) and (ii) 1,061,720 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). Effective at the time of filing (the “Effective Time”) of this Certificate of Amendment to the Corporation’s Second Amended and Restated Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, and notwithstanding any contrary provision in the Second Amended and Restated Certificate of Incorporation, each share of the Common Stock (the “Old Common Stock”) issued and outstanding shall be reclassified and subdivided into two (2.00) validly issued, fully paid and non-assessable shares of the Corporation’s common stock, $0.001 par value per share (the “New Common Stock”), without any action by the holder thereof (such change, reclassification and subdivision being referred to herein as the “Stock Split”). Each certificate that theretofore represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and subdivided; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall be entitled to receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled pursuant to the Stock Split.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.    COMMON STOCK

1.    General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.    Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Second Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.    PREFERRED STOCK

162,340 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A-1 Preferred Stock”, 152,253 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A-2 Preferred Stock”, 383,142 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B-1 Preferred Stock” and 363,985 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B-2 Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. The Series A-1 Preferred Stock and Series A-2 Preferred Stock are referred to as “Series A Preferred Stock” and have identical provisions except as otherwise specified herein. The Series B-1 Preferred Stock and Series B-2 Preferred Stock are referred to as “Series B Preferred Stock” and have identical provisions except as otherwise specified herein. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1.    Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Second Amended and Restated Certificate of Incorporation): the holders of the Series B Preferred Stock then outstanding shall first receive, and the holders of Series A Preferred Stock then outstanding shall second receive or simultaneously receive, a dividend on each outstanding applicable share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per applicable share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of an applicable share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per applicable share of Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Applicable Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series B Preferred Stock and Series A Preferred Stock, as applicable, pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series B Preferred Stock dividend or highest Series A Preferred Stock dividend, as applicable. The “Series A-1 Original Issue Price” shall mean $24.63 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock. The “Series A-2 Original Issue Price” shall mean $19.704 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-2 Preferred Stock. The Series A-1 Original Issue Price and the Series A-2 Original Issue Price are collectively referred to as the “Series A Original Issue Price”. The “Series B-1 Original Issue Price” shall mean $26.10 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B-1 Preferred Stock. The Board of Directors of the Corporation is hereby authorized to provide by resolution from time to time solely during the Additional Offering Period (as defined in the Amended and Restated Investors’ Rights Agreement of the Corporation, dated as of April 13, 2020 (the “Amended and Restated Investors’ Rights Agreement”)) for the issuance of shares of Series B-2 Preferred Stock up to the number of shares of Series B-2 Preferred Stock authorized herein, and by filing a certificate pursuant to the General Corporation Law, to set the original purchase price per share of any such Series B-2 Preferred Stock (the “Series B-2 Original Issue Price”), or otherwise cause this Second Amended and Restated Certificate of Incorporation to be amended to reflect such amended Series B-2 Original Issue Price, which shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B-2 Preferred Stock. The Series B-1 Original Issue Price and the Series B-2 Original Issue Price are collectively referred to as the “Series B Original Issue Price”. The “Applicable Original Issue Price” means: (i) the Series A Original Issue Price, in respect of the Series A Preferred Stock, or (ii) the Series B Original Issue Price, in respect of the Series B Preferred Stock.

2.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

  2.1    Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, on a pari passu basis, and in the event of a Deemed Liquidation Event (as defined below), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, on a pari passu basis, an amount per share equal to the greater of (i) the Applicable Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Applicable Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

  2.2    Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all Applicable Liquidation Amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Section 2.1 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

  2.3    Deemed Liquidation Events.

2.3.1    Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series B Preferred Stock (the “Requisite Holders”) elect otherwise by written notice sent to the Corporation at least three (3) days prior to the effective date of any such event:

(a)    a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)    (1) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2    Effecting a Deemed Liquidation Event.

(a)    The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be paid to the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b)    In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the holders of at least a majority of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event (the “Redemption Date”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the Applicable Liquidation Amount (the “Redemption Price”). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The Corporation shall send written notice of such redemption (the “Redemption Notice”) to each holder of record of Preferred Stock not less than twenty-five (25) days prior to the Redemption Date. Each Redemption Notice shall state: (a) the number of shares of Preferred

Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice; (b) the Redemption Date and the Redemption Price; and (c) for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed. On or before the Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. If any shares of Preferred Stock are not redeemed for any reason on any Redemption Date, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to ten percent (10%) (increased by one percent (1%) each month following the Redemption Date until the Redemption Price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and be compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”), provided, however, that the Corporation shall take all such actions as may be necessary, including without limitation, making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law. Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3    Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation, including the approval of the Series B Director (as defined herein).

2.3.4    Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.3.4, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3.    Voting.

  3.1    General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of the applicable Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Second Amended and Restated Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

  3.2    Election of Directors. The holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series B Director”) and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series B Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series B Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series A Preferred Stock and the Series B Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

  3.3    Series B Preferred Stock Protective Provisions. At any time when at least 114,943 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) are outstanding, the Corporation (or any of its subsidiaries, as applicable) shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Second Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the Requisite Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

3.3.1    amend, alter or repeal any provision of this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, the Amended and Restated Voting Agreement of the Corporation, the Amended and Restated Investors’ Rights Agreement or the Amended and Restated Right of First Refusal and Co-Sale Agreement of the Corporation, or otherwise alter or change the rights, preferences or privileges of the Series B Preferred Stock, in a manner that adversely affects the rights, preferences or privileges of the Series B Preferred Stock, or this Section 3.3;

3.3.2    liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing in each case, if such transaction (i) occurs prior to the second (2nd) anniversary of the date hereof and (ii) would result in payment to the holders of Series B-1 Preferred of a per share cash amount less than the Series B-1 Issue Price (subject to adjustments for stock dividends, splits, combinations and similar events);

3.3.3    create, or authorize the creation of, or issue or obligate itself to issue shares of (excluding, for the avoidance of doubt, issuances of Series B-2 Preferred Stock up to the number authorized herein), any additional class or series of capital stock unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series B Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock of the Corporation unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

3.3.4    (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series B Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series B Preferred Stock in respect of any such right, preference or privilege;

3.3.5    purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series B Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at a purchase price equal to (a) the lower of (I) the original purchase price or (II) the then-current fair market value therefor or (b) such other purchase price approved by the Board of Directors of the Corporation, including the Series B Director;

3.3.6    create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $500,000 other than equipment leases, bank lines of credit or trade payables incurred in the ordinary course unless such debt security, lien, security interest or other indebtedness for borrowed money has received the prior approval of the Board of Directors of the Corporation, including the approval of the Series B Director;

3.3.7    create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation;

3.3.8    increase or decrease the authorized number of directors constituting the Board of Directors of the Corporation; provided that this Subsection 3.3.8 shall not apply to any increase in the authorized number of directors in connection with a Qualified Public Offering (as defined below);

3.3.9    change the principal business of the Corporation, which shall be deemed to be plant-based foods and supplements (the “Business”) or exit the Business;

3.3.10    cause or permit any of its subsidiaries to sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens; or

3.3.11    take any action to authorize any of the foregoing.

4.    Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

  4.1    Right to Convert.

4.1.1    Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Applicable Original Issue Price by the Applicable Conversion Price (as defined below) in effect at the time of conversion. The “Series A-1 Conversion Price” shall initially be equal to $24.63. The “Series A-2 Conversion Price” shall initially be equal to $19.704. The Series A-1 Conversion Price and the Series A-2 Conversion Price are collectively referred to as the “Series A Conversion Price.” The “Series B-1 Conversion Price” shall initially be equal to $26.10. The “Series B-2 Conversion Price”, if any shares of Series B-2 Preferred Stock are issued by the Corporation, shall initially be equal to the original purchase price of such share of Series B-2 Preferred Stock as issued by the Corporation. The Series B-1 Conversion Price and the Series B-2 Conversion Price are collectively referred to as the “Series B Conversion Price.” The Series A Conversion Price and the Series B Conversion Price are collectively referred to as the “Applicable Conversion Price.” Such initial Applicable Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2    Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

  4.2    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

  4.3    Mechanics of Conversion.

4.3.1    Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and, (b) if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the

Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2    Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Second Amended and Restated Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Applicable Conversion Price.

4.3.3    Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4    No Further Adjustment. Upon any such conversion, no adjustment to the Applicable Conversion Price shall be made for any declared but unpaid dividends on the applicable Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5    Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

  4.4    Adjustments to Applicable Conversion Price for Diluting Issues.

4.4.1    Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a)    “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)    “Applicable Original Issue Date” shall mean (i) the date on which the first share of the Series B-1 Preferred Stock was issued with respect to the Series B-1 Preferred Stock, (ii) the date on which the first share of the Series B-2 Preferred Stock is issued with respect to the Series B-2 Preferred Stock, if any share of the Series B-2 Preferred Stock is issued, (iii) the date on which the first share of Series A-1 Preferred Stock was issued with respect to the Series A-1 Preferred Stock or (iv) the date on which the first share of Series A-2 Preferred Stock was issued with respect to the Series A-2 Preferred Stock.

(c)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d)    “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Applicable Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)

shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)

shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to the Corporation’s 2018 Incentive Equity Plan (the “2018 Plan”) or any other plan, agreement or arrangement approved by the Board of Directors of the Corporation, including the approval of the Series B Director;

(iv)

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)

shares of Common Stock, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another entity by the Corporation by merger, majority stock purchase, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Corporation;

(vi)

shares of Common Stock, Options or Convertible Securities issued to a third party pursuant to an agreement that provides that the use of proceeds from such issuance shall be used solely to fund an acquisition of another entity by the Corporation by merger, majority stock purchase, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Corporation; or

(vii)	the Warrant to Purchase Common Stock issued by the Corporation on April 13, 2020, and the shares of Common Stock issuable upon the exercise thereof.

4.4.2    No Adjustment of Applicable Conversion Price. No adjustment in the Applicable Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3    Deemed Issue of Additional Shares of Common Stock.

(a)    If the Corporation at any time or from time to time after the Applicable Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Applicable Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Applicable Original Issue Date), are revised after the Applicable Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)    Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4, the Applicable Conversion Price shall be readjusted to such Applicable Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)    If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Applicable Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Applicable Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to Applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4    Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Applicable Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Applicable Conversion Price in effect immediately prior to such issuance or deemed issuance, then the Applicable Conversion Price shall be reduced to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(a)    “CP2” shall mean the Applicable Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock;

(b)    “CP1” shall mean the Applicable Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

(c)    “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)    “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)    “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

For the avoidance of doubt, any adjustment to the Applicable Conversion Price shall be made solely with respect to the applicable class of Preferred Stock (i.e., if there is an issuance of Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Series B-1 Conversion Price but above the Series A Conversion Price, then the Series B-1 Conversion Price shall be adjusted pursuant to this Subsection 4.4.4, but the Series A Conversion Price shall not be adjusted).

Furthermore, for the avoidance of doubt, such calculation of the adjustment of the Applicable Conversion Price upon an issuance of Additional Shares of Common Stock shall be made promptly after the final closing of such issuance.

4.4.5    Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(a)    Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)

insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)

in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)

The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)

the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(c)    East Asset Management. For purposes of this Subsection 4.4.5, any purchases by East Asset Management, LLC (“East”) in an offering of equity securities of the Corporation pursuant to East’s participation rights under the loan agreement dated August 10, 2017 with the Corporation (the “Loan Agreement”) shall be deemed to be purchased at the pre-discount price of such offering, without regard to East’s discount under the Loan Agreement.

4.4.6    Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

  4.5    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Applicable Original Issue Date effect a subdivision of the outstanding Common Stock, the Applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Applicable Original Issue Date combine the outstanding shares of Common Stock, the Applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

  4.6    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Applicable Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price then in effect by a fraction:

(1)    the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)    the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

  4.7    Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Applicable Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

  4.8    Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

  4.9    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

  4.10    Notice of Record Date. In the event:

(a)    the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)    of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5.    Mandatory Conversion.

  5.1    Mandatory Conversion Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a “Public Offering”) at a price of at least (A) $35.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), if such Public Offering occurs within the twelve (12) month period immediately following the date hereof, or (B) $52.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), if such Public Offering occurs more than twelve (12) months following the date hereof, and, in each case, resulting in at least $35,000,000 of proceeds, net of the underwriting discount and commissions, to the Corporation and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s Global Select, Global or Capital Markets, the New York Stock Exchange, the NYSE American or another exchange or marketplace approved by the Board of Directors of the Corporation, including the approval of the Series B Director (a “Qualified Public Offering”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.4.1, and (ii) such shares may not be reissued by the Corporation.

  5.2    Mandatory Conversion Procedural Requirements. All holders of record of applicable shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such applicable shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of applicable shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the applicable shares of Preferred Stock converted. Such applicable converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of applicable shares of Preferred Stock accordingly.

6.    Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

7.    Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding. Any of the rights, powers, preferences and other terms of the Preferred Stock as a class set forth herein may be waived on behalf of all holders of Preferred Stock as a class by the affirmative written consent or vote of the holders of at least a majority of the shares of Preferred Stock then outstanding, voting together as a class.

8.    Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, the Amended and Restated Voting Agreement of the Corporation, the Amended and Restated Investors’ Rights Agreement or the Amended and Restated Right of First Refusal and Co-Sale Agreement of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Second Amended and Restated Certificate of Incorporation, the Amended and Restated Voting Agreement of the Corporation, the Amended and Restated Investors’ Rights Agreement or the Amended and Restated Right of First Refusal and Co-Sale Agreement of the Corporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. Each director shall be entitled to one vote on each matter presented to the Board of Directors of the Corporation; provided, however, that, so long as the holders of Series B Preferred Stock are entitled to elect the Series B Director, the affirmative vote the Series B Director shall be required for the authorization by the Board of Directors of the Corporation of any of the matters set forth in Section 5.3 of the Amended and Restated Investors’ Rights Agreement, by and among the Corporation and the other parties thereto, as such agreement may be further amended and/or restated from time to time.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH:

1.    Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Certificate of Incorporation is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 4 of this Article Tenth, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized in the first instance by the Board of Directors of the Corporation.

2.    Advancement of Expenses. The right to indemnification conferred upon Indemnitees in this Article Tenth shall include the right, without the need for any action by the Board of Directors of the Corporation, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “Undertaking”) by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “Final Disposition”) that such director or officer is not entitled to be indemnified for such expenses under this Article Tenth or otherwise.

3.    Nature of Rights; Other Sources. The rights conferred upon Indemnitees in this Article Tenth shall be contract rights between the Corporation and each Indemnitee to whom such rights are extended that vest at the commencement of such person’s service to or at the request of the Corporation and all such rights shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. The Corporation hereby acknowledges that certain Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance (other than directors’ and officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, its affiliates or any of the foregoing’s respective subsidiaries) from persons or entities other than the Corporation (collectively, the “Other Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort of the Indemnitees (i.e., its obligations to an Indemnitee hereunder are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) to the extent legally permitted and as required by the terms hereof, without regard to any rights an Indemnitee may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Corporation hereunder shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation. For the avoidance of doubt, no person or entity providing directors’ or officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the

Corporation, any of its affiliates or any of the foregoing’s respective subsidiaries, including any person or entity providing such insurance obtained or maintained as contemplated by Section 8 of this Article Tenth, shall be an Other Indemnitor.

4.    Claims. To obtain indemnification under this Article Tenth, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 4, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (a) by the a majority vote of Disinterested Directors (as hereinafter defined), even though less than a quorum, (b) if there are no such Disinterested Directors, or if a majority of the Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors of the Corporation, a copy of which shall be delivered to the claimant, or (c) if a majority of Disinterested Directors so directs, by a majority of the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board of Directors of the Corporation. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

5.    Enforcement. If a claim under Section 1 of this Article Tenth is not paid in full by the Corporation within sixty (60) days after a written claim pursuant to Section 4 of this Article Tenth has been received by the Corporation, or if a claim under Section 2 of this Article Tenth is not paid in full by the Corporation within twenty (20) days after a written claim therefor has been made, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action that (x) in the case of a claim for indemnification, the claimant has not met the standard of conduct which makes it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed or (y) in the case of a claim for an advancement of expenses, that the claimant is not entitled to the requested advancement of expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, Disinterested Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board, Disinterested Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

6.    Procedures. If a determination shall have been made pursuant to Section 4 of this Article Tenth that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 5 of this Article Tenth. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 5 of this Article Tenth that the procedures and presumptions of this Article Tenth are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article Tenth.

7.    Non-Exclusive Rights. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article Tenth: (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Second Amended and Restated Certificate of Incorporation, the Corporation’s Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the Board of Directors of the Corporation or the stockholders of the Corporation with respect to any act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought prior to the date of such termination. Any amendment, modification, alteration or repeal of this Article Tenth (by merger, consolidation or otherwise) that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an Indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not, without the written consent of the Indemnitee, in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

8.    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

9.    Additional Rights. The Board of Directors of the Corporation may grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in connection with any Proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Article Tenth with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

10.    Severability. If any provision or provisions of this Article Tenth shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article Tenth (including, without limitation, each portion of any section of this Article Tenth containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article Tenth (including, without limitation, each such portion of any section of this Article Tenth containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

11.    Definitions; Construction. For purposes of this Article Tenth: “Disinterested Director” means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by the claimant; and “Independent

Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporate law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article Tenth. Any reference to an officer of the Corporation in this Article Tenth shall be deemed to refer exclusively to the officers appointed as such pursuant to the Bylaws by the Board of Directors of the Corporation or by an officer to whom the Board of Directors of the Corporation has delegated the power to appoint officers, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article Tenth.

12.    Notices. Any notice, request or other communication required or permitted to be given to the Corporation under this Article Tenth shall be in writing and either delivered in person or sent by telecopy, fax, email, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is first presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions to act giving rise to liability.

Notwithstanding anything to the contrary contained elsewhere in this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the Requisite Holders will be required to amend or repeal, or to adopt any provisions inconsistent with this Article Eleventh.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of this Article Twelfth. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

*    *    *

4.    That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

5.    That this Second Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the First Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 13th day of April, 2020.

By:	/s/ Paul Hodge
Name:	Paul Hodge
Title:	Chief Executive Officer

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